CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “General Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement (Form N-lA No. 333-123257) of Market Vectors ETF Trust (Market Vectors—Agribusiness ETF and Market Vectors— Nuclear Energy ETF).

ERNST & YOUNG LLP

New York, New York
July 27, 2007